Exhibit 10.15

                          STRATEGIC ALLIANCE AGREEMENT


     This Agreement is entered into this 26th day of June, 2008, between Mr John Rivera, Sustainable Power Corporation, a Nevada corporation, and Pemco BioSynergy AS, a Norwegian corporation (under incorporation).

                                    PURPOSE

     The purpose of this Strategic Alliance is to confirm the parties' commitment to enter into a final agreement forming a partnership, to be called "SSTP Europe", between Sustainable Power Corporation ("SSTP") and Pemco BioSynergy ("BioSynergy") whereas SSTP Europe will be the exclusive representative for SSTP in Europe ("Europe"- see definition below).

     This joint venture will be specifically designed to install, own and operate plants, produce and market green biofuels based on SSTP technology, including the use of biofuel for own power generation as well as obtaining green certificates/grants/biosubsidies.

This joint venture starts with the tree, i.e., the core technology, and this joint venture will reap the benefits of all fruits of the tree, in perpetuity.

                                   BACKGROUND

Sustainable Power Corporation ("SSTP"):

- Has developed its own unique breakthrough technology for production of biocrude from sustainable biomass sources; besides the biocrude, i.e., liquid biofuel, the output will be biogas as well as ash-fertilizer (the "Technology").

- The biofuel and biogas will in its initial phase be used as biofuel in power generation of green electricity. In the future, the biocrude may be developed as a "green gasoline", a liquid identical to standard gasoline.

- As part of the Technology, SSTP controls an undisclosed catalytic, process which yields efficient production with higher output, reduced time, continuous process, etc.

- Proved very promising test results in its industrial demo plant in Baytown.

- Has now decided to commercialize its breakthrough technology for setup of several hundred reactors within three key markets as a first step: U.S. (Baytown, TX), Latin America, and Europe.

- Has entered into a strategic alliance agreement with L.Sol S.A., a Spanish corporation, dated May 28, 2008, that will deliver at least 400 bio-reactors to SSTP and its partners.

- Has been breaking ground in Baytown. TX, for setup of immediate construction of multiple reactors (i.e., 400 reactors within next 12 months; possibly 1200 reactors in 3 years).

- Has entered into a Memorandum of Understanding with regional authorities and representatives for commercial businesses of its technology in Latin America.

BioSynergy has been:

- Presented to the technology, including site visit at the company facilities in Baytown, TX.

- Given access to financial project analysis in an Excel model, showing very attractive returns.

- Discussed and mutually agreed to partnership structure for Europe with SSTP management group.

- Entered into (on the date hereof) a Stock Purchase Agreement for the purchase of 50,000,000 Shares in SSTP for a total consideration of Two Million U.S. Dollars ($2 million), which was set as a condition by SSTP for the entry into of this Agreement and emphasises the commitment of the SSTP and Mr John Rivera to enter into a final agreement regarding the Strategic Alliance in line with this Agreement.


                         PARTNERSHIP & RESPONSIBILITIES

     The partnership structure for Europe will include the establishment of SSTP Europe, a joint venture to be owned seventy percent (70%) by SSTP and thirty percent (30%) by Pemco BioSynergy.

SSTP is to:

- Give to SSTP Europe full access to ail necessary related technology and supplies, including supplies for the catalytic process for the European market.

- Give to SSTP Europe full access to its new funding agreement offering 90% project financing at marketable terms (USD or EUR LIBOR +1%).

- Guaranteed to deliver plants with four (4) reactors (i.e., four reactors - one unit) at a cost of Twenty Million U.S. Dollars ($20 million) per unit.

Pemco BioSynergy will be responsible to form the SSTP Europe entity, which will:

- Be granted an exclusive license from SSTP for Europe to produce and market biocrude using the technology owned and developed by SSTP.

-     Within a short term, receive a first mini-reactor for final testing.

- Plan for the installment, of the first four (4) reactors, to be received in the near term future.

- Prepare a business plan which will include delivery of the first four hundred (400) reactors for installation in Europe.

- Be responsible for the setup of necessary organization and perform operations of the plants in Europe, including setup of long-term contracts with power companies.

-     Set up a tax-efficient holding structure for the new SSTP Europe entity.

- In close cooperation with SSTP, identify and secure long-term agreements of low-cost, sustainable feedstock (already in contact with close partner who controls feedstock (rapseed, soya) from major land areas in Eastern. Europe, as well as network to South America, Australia and Africa.

SSTP and John Rivera will grant an exclusive (limited to the geographical scope of this Agreement), royalty/license-fee free and non-revocable license to SSTP Europe for use of the Technology (as defined above), sufficient to fully comply with the SSTP's obligations under this Agreement and under the contemplated final partnership agreement. The catalyst formula shall remain a trade secret exclusive to John Rivera and SSTP, and shall not be revealed to SSTP Europe or Pemco BioSynergy AS, except that it shall be revealed to SSTP Europe if required to continue SSTP Europe's business in line with this Agreement. Pemco BioSynergy AS and SSTP Europe, on a continuing basis, shall take reasonable and appropriate measures to preserve and protect the Technology, in a continuing effort to preserve trade secrets and to prevent loss or misappropriation of trade secrets; this obligation specifically extends to precluding any reverse-engineering by anyone in an effort to misappropriate the catalyst formula.

                         OWNERSHIP AND FINANCIAL TERMS

The SSTP Europe entity will be owned:

     Seventy percent (70%) by SSTP
     and
     Thirty percent (30%) by Pemco BioSynergy

The parties' shall enter into a shareholders agreement regarding SSTP Europe, which shall reflect that SSTP Europe shall be jointly controlled by Pemco BioSynergy and SSTP.

The parties' key financial responsibilities will be:

- SSTP will deliver complete setup of plants of unlimited number. Total investment cost, including land, etc., for each plant of four (4) reactors will be Twenty Million U.S. Dollars ($20 million).

- SSTP will as set out above secure ninety percent (90%) of the financing of SSTP Europe through its project loan financing from its partners.

- Pemco BioSynergy will contribute Six Million U.S. Dollars ($6 million) in cash to SSTP Europe. Four Million U.S. Dollars ($4 million) of these funds will be earmarked for equity for the first two plants, and the remaining Two Million U.S. Dollars ($2 million) will be earmarked to buildup of the organization of SSTP Europe and related agreements.

- The parties shall commit themselves to make the funds available when needed in accordance with the above. Should there be a need to commit further equity to SSTP the intention of the parties is to provide this on a pro rata basis based on their ownership ratio.

The distribution from SSTP Europe to its owners will be made with a priority distribution right as follows:

       (i) First, a pro rata repayment of the parties' cash equity contribution.

       (ii) Thereafter, dividend will be paid according to ownership ratio.

                           DEFINITIONS/CLARIFICATIONS

Geographical - "Europe"
-----------------------

     Even though Europe includes multiple countries, it is a fairly condensed marketplace (ref. EU, etc.) with similar framework, common power transmission network and power exchange, as well as very pan-European contractors, pan-European power companies, cross-border feedstock, etc. Against this background, SSTP Europe will have the exclusive rights and responsibilities for the whole of Europe, including the Russia and Turkey market, both in their entirety, including those parts that lie in Asia, including setup of a pan-European organization which will include local partners/players when necessary.

     SSTP hereby grants right of first refusal to SSTP Europe for the balance of the Asian market, excluding The People's Republic of China, The Democratic People's Republic of Korea (a/k/a North Korea), and The Union of Myanmar (a/k/a Burma).

     The parties recognize that SSTP has granted to L. Sol S.A. a limited worldwide license and a 10% joint venture position when replacing L, Sol S.A.'s approximately four thousand five hundred (4,500) existing biomass boiler systems, some of which are operated by L, Sol S.A in Europe. To the extent such is done, it shall be accomplished through SSTP Europe.
We do realize that key assumptions may vary between regions: i.e., installation cost, infrastructure, market prices, subsidies, green/emission certificates, tariffs, investment grants, tax credits, political framework, etc., and will over the next weeks evaluate best locations for setup of clusters of plants in the European marketplace.

Pemco BioSynergy
----------------

     Pemco BioSynergy will initially be controlled by the Pemco AS, by its majority shareholder Mr. Bjorn Knappskog. The Pemco Group is a Norwegian-based industrial group with oil-related and chemical-related products, including bioethanol, and is represented in 18 countries; some key independent partners with relevant competence; regional, business relations; and strong commitment for renewable, here biocrude/biofuel, which will be invited into the Pemco Bionergy/Newco structure to secure a successful roll-out of plants in the European market.


Contribution on Buildup of the SSTP "Global Group Structure"
------------------------------------------------------------

     Key members of the Pemco BioSynergy organization have long international experience, including setup of new businesses in several countries/continents, including the U.S., cross-border transactions, management of industrial groups, financial manager role as well as performing international IPO, etc.

     The parties will discuss potential Pemco BioSynergy involvement for assistance in setting up the group structure, participation in the group management, advising in funding etc., coordinating the international setup of structure also for Africa, Asia, and Australia.

Power Plants - Project Investment Cost Including Financing of Power Plants
--------------------------------------------------------------------------

     The investment amount for power plant has not been included in the $20 million quote above. SSTP assumes that the investment cost will be financed by A power company or related bank at a "leasing rate" of $0.025 per kWh.

Disclosure/Confidentiality
--------------------------

     This Agreement and any subsequent discussions or contact between us should be kept confidential. The parties' agree, however, that SSTP may disclose a press release regarding the planned Strategic Alliance through public news channels (such press release to be consented to / by Pemco Biosynergy, such consent not to be unreasonably withheld).

Governing Law
-------------

     This Agreement, and all transactions contemplated hereby, shall be governed by. construed and enforced in accordance with the laws of the State of Nevada. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a federal or state court of subject matter jurisdiction located in State of Nevada. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.



     Executed this 26th day of June, 2008, at Baytown, Harris County, Texas


PEMCO BIOSYNERGY:                  SUSTAINABLE POWER CORPORATION


By:  \s\ Bjorn Knappskog           By:  \s\ John Rivera
---------------------------------  ------------------------------
Bjorn Knappskog, Owner, President  John Rivera, CEO
and Chairman of the Board

Date:  26/6/2008                   Date:  26/6/2008
---------------------------------  ------------------------------


WITNESS:                           WITNESS:


By:  \s\ Arne Erick Kristiansen    By:  \s\ Daniel Robert Bartley
---------------------------------  ------------------------------
Arne Erick Kristiansen             Daniel Robert Bartley


Date:  26/6/2008                   Date:  26/6/2008
---------------------------------  ------------------------------